EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-163104, 333-135614, 333-129267, 333-116365, 333-58162, 333-58112 and 333-92053 on Forms S-8 and Registration Statement No. 333‑169012 on Form S‑3 of our reports dated February 29, 2012, relating to the consolidated financial statements and financial statement schedule of Merit Medical Systems, Inc. and subsidiaries, and the effectiveness of Merit Medical Systems, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Merit Medical Systems, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Salt Lake City, Utah
February 29, 2012